Exhibit 6.1

AGREEMENT AND PLAN OF MERGER

by and among

BELPOINTE PREP, LLC,

BREIT MERGER, LLC,

and

BELPOINTE REIT, INC.

dated as of

April 21, 2021

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 21, 2021, is made and entered into by and among Belpointe PREP, LLC, a Delaware limited liability company (“Belpointe PREP”), BREIT Merger, LLC, a Delaware limited liability company and a wholly owned subsidiary of Belpointe PREP (“Merger Sub”), and Belpointe REIT, Inc., a Maryland corporation (“Belpointe REIT”) (each, a “Party,” and collectively, the “Parties”). Capitalized terms shall have the meanings ascribed to them in Article I.

WHEREAS, it is proposed that Merger Sub shall commence an exchange offer (the “Offer”) to acquire any (subject to the Minimum Condition) and all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of Belpointe REIT in exchange for the right to receive 1.05 Class A Units (the “Consideration”), upon the terms and subject to the conditions set forth herein;

WHEREAS, it is proposed that, as soon as practicable following consummation of the Offer, Belpointe REIT shall consummate the sale of BPOZ 1991 Main, LLC, a Delaware limited liability company (“BPOZ 1991 Main”), and indirect wholly-owned subsidiary of Belpointe REIT, to Belpointe Investment Holding, LLC, a Delaware limited liability company, and affiliate of the Sponsor (as hereinafter defined) (the “QOZB Sale”), for purposes of preserving the status of BPOZ 1991 Main as qualified opportunity property;

WHEREAS, it is also proposed that, as soon as practicable following the consummation of the Offer and the QOZB Sale, the Parties wish to effect the (i) conversion of Belpointe REIT from a Maryland corporation to a Maryland limited liability company (the “Conversion”) to be named Belpointe REIT, LLC (“BREIT LLC”), and (ii) acquisition of BREIT LLC by Belpointe PREP through the merger of BREIT LLC with and into Merger Sub, with Merger Sub being the surviving entity (the “Merger”);

WHEREAS, (i) the Conversion will be governed by §3-901 of the Maryland General Corporate law (the “MGCL”), and (ii) the Merger will be governed by §4A-702 of the Maryland Limited Liability Company Act (the “MLLCA”) and §18-209 of the Delaware Limited Liability Company Act (the “DLLCA”), each upon the terms and subject to the conditions set forth herein;

WHEREAS, in connection with the Merger, each share of Common Stock converted into limited liability company interests of BREIT LLC (the “BREIT Units”) and outstanding immediately prior to the Effective Time (other than Dissenting Units) shall be automatically converted into the right to receive the Consideration upon the terms and conditions set forth in this Agreement and in accordance with the MLLCA and DLLCA;

WHEREAS, the board of directors of Belpointe REIT (the “Belpointe REIT Board”) unanimously (i) determined that the terms of this Agreement and each Transaction to which Belpointe REIT is a party as contemplated by this Agreement, including the Offer, QOZB Sale and Conversion, are fair to and in the best interests of Belpointe REIT and its stockholders (the “Belpointe REIT Stockholders”), (ii) determined that it is in the best interests of Belpointe REIT and the Belpointe REIT Stockholders and declared it advisable to enter into this Agreement, (iii) approved the execution and delivery by Belpointe REIT of this Agreement, the performance by Belpointe REIT of its covenants and agreements contained herein and the consummation of the Transactions to which Belpointe REIT is a party upon the terms and subject to the conditions contained herein, and (iv) resolved to recommend that the Belpointe REIT Stockholders accept the Offer and tender their shares of Common Stock to Merger Sub pursuant to the Offer (the “Belpointe REIT Board Recommendation”);

WHEREAS, the members and board of directors of Belpointe PREP, and Belpointe PREP as the sole member and manager of Merger Sub, have determined that the terms of this Agreement and each Transaction to which Belpointe PREP and the Merger Sub are a party as contemplated by this Agreement, including the Offer and the Merger are fair to and in the best interests of Belpointe PREP and Merger Sub and their respective members; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions to which they are Parities and also prescribe various terms of and conditions to the same.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

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Article I
DEFINITIONS

Section 1.1                  Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Acceptance Time” has the meaning set forth in Section 2.1(f).

“Acquisition Agreement” has the meaning set forth in Section 6.2(a).

“Acquisition Proposal” means an inquiry, offer, proposal or indication of interest from any Person or Group (other than Belpointe PREP and its Subsidiaries, including Merger Sub) relating to any transaction or series of related transactions (other than the Transactions contemplated by this Agreement) involving any: (i) direct or indirect acquisition or purchase of 15% or more of (a) the outstanding voting securities of Belpointe REIT, or (b) any equity or voting securities of any member of the Belpointe REIT Group representing 15% or more of the consolidated assets of the Belpointe REIT Group or 15% or more of the revenues or earnings of the Belpointe REIT Group on a consolidated basis; (ii) tender offer or exchange offer that, if consummated, would result in any Person or Group beneficially owning, directly or indirectly (a) 15% or more of the outstanding voting securities of Belpointe REIT, or (b) any equity or voting securities of any member of the Belpointe REIT Group representing 15% or more of the consolidated assets of the Belpointe REIT Group or 15% or more of the revenues or earnings of the Belpointe REIT Group on a consolidated basis; (iii) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving any member of the Belpointe REIT Group, pursuant to which a Person or Group would acquire, directly or indirectly, (a) assets (including securities of the members of the Belpointe REIT Group) equal to 15% or more of the consolidated assets of the Belpointe REIT Group, or to which 15% or more of the revenues or earnings of the Belpointe REIT Group on a consolidated basis are attributable, or (b) beneficial ownership of (1) 15% or more of any voting securities of Belpointe REIT, or (2) any voting securities of the Belpointe REIT Group representing, directly or indirectly, 15% or more of the consolidated assets of the Belpointe REIT Group or 15% or more of the revenues or earnings of the Belpointe REIT Group on a consolidated basis; or (iv) direct or indirect acquisition of assets of the Belpointe REIT Group (including securities of the members of the Belpointe REIT Group) equal to 15% or more of the consolidated assets of the Belpointe REIT Group, or to which 15% or more of the revenues or earnings of the Belpointe REIT Group on a consolidated basis are attributable.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common ownership or control with such Person. For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the preamble.

“Articles of Merger” has the meaning set forth in Section 3.3.

“Associate” means, when used to indicate a relationship with any Person, any legal entity for which such Person acts as an executive officer, director, trustee, sponsor, co-sponsor, manager, co-manager, general partner or co-general partner, or, directly or indirectly, owns, controls or holds with the power to vote 5% or more of any class of voting securities or other voting interest in such entity.

“Belpointe PREP” has the meaning set forth in the preamble.

“Belpointe PREP Governing Documents” mean Belpointe PREP’s (i) Certificate of Formation, and (ii) Amended and Restated Limited Liability Company Operating Agreement, each as in effect on the date hereof.

“Belpointe REIT” has the meaning set forth in the preamble.

“Belpointe REIT Agreements” mean the Belpointe REIT Governing Documents, the Management Agreement by and among Belpointe REIT, Belpointe REIT OP, LP, a Delaware limited partnership and the Manager, date as of April 8, 2020, the Employee and Cost Sharing Agreement by and among Belpointe REIT, Belpointe REIT OP, LP, a Delaware limited partnership and the Manager, date as of April 29, 2020.

“Belpointe REIT Board” has the meaning set forth in the recitals.

“Belpointe REIT Board Recommendation” has the meaning set forth in the recitals.

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“Belpointe REIT Governing Documents” mean, as applicable, (i) Belpointe REIT’s (a) Articles of Amendment and Restatement, and (b) amended and restated bylaws, each as in effect on the date hereof, and (ii) BREIT’s (a) Articles of Organization, and (b) Limited Liability Company Operating Agreement, each as in effect upon consummation of the Conversion.

“Belpointe REIT Stockholders” has the meaning set forth in the recitals.

“Belpointe REIT Group” means Belpointe REIT or BREIT LLC, as applicable, and each Subsidiary of Belpointe REIT or BREIT LLC and each Associate of the foregoing.

“Book-Entry Units” has the meaning set forth in Section 3.6(b).

“BREIT LLC” has the meaning set forth in the recitals.

“BERIT Units” has the meaning set forth in the recitals.

“BREIT Unitholders” has the meaning set forth in Section 3.2.

“Business Days” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks in New York, New York are authorized or required by law, regulation or executive order to close.

“Certificate of Merger” has the meaning set forth in Section 3.3.

“Change of Recommendation” has the meaning set forth in Section 6.2(a).

“Class A Units” means Class A units representing limited liability company interests of Belpointe PREP.

“Closing” has the meaning set forth in Section 3.2.

“Closing Date” has the meaning set forth in Section 3.2.

“Code” means the Internal Revenue Code of 1986, as amended, supplemented or restated from time to time, and any successor to such statute.

“Common Stock” has the meaning set forth in the recitals.

“Consideration” has the meaning set forth in the recitals.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, permit, concession, franchise, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature.

“Dissenting Units” has the meaning set forth in Section 3.5(a).

“DLLCA” has the meaning set forth in the recitals.

“Effective Time” has the meaning set forth in Section 3.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 3.6(a).

“Exchange Fund” has the meaning set forth in Section 3.6(a).

“Form S-4” has the meaning set forth in Section 2.1(g).

“Governmental Entity” means any federal, state or local, or foreign, international or supranational, government, court or tribunal, or administrative, executive, governmental or regulatory or self-regulatory body, agency or authority thereof.

“Group” means a “group” as defined in Section 13(d) of the Exchange Act.

“Indemnified Parties” has the meaning set forth in Section 7.4(a).

“Intervening Event” means any event, change or development first occurring or arising after the date hereof that is material to the Belpointe REIT Group (taken as a whole) and was not known by or reasonably foreseeable to

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the Belpointe REIT Board as of the date hereof; provided, however, that in no event shall the following events, changes or developments constitute an Intervening Event: (i) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof; or (ii) changes in the market price or trading volume of the Common Stock, or any change in credit rating or the fact that the Belpointe REIT Group meets or exceeds internal or published estimates, projections, forecasts or predictions for any period.

“Knowledge” means the actual knowledge of Brandon E. Lacoff and Martin Lacoff.

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, encumbrance, covenant, charge, claim, option, right of first refusal, easement, right of way, encroachment, occupancy right, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of law.

“Material Adverse Effect” means, with respect to any Person, any event, circumstance, development, change, occurrence or effect that, individually or in the aggregate, has or is reasonably likely to result in a material adverse effect on (x) the condition (financial or otherwise), business, assets, liabilities or results of operations of such Person and its Subsidiaries and Associates, taken as a whole, or (y) the ability of such Person and its Subsidiaries and Associates to timely consummate the Closing (including the Merger) on the terms set forth herein or to perform their agreements or covenants hereunder; provided, however, that in the case of clause (x) only, no event, circumstance, development, change, occurrence or effects resulting from, arising out of or relating to any of the following shall be deemed to constitute, or shall be taken into account when determining whether there has been, a Material Adverse Effect, or whether a Material Adverse Effect would be reasonably likely to occur: (i) any changes in general United States or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions; (ii) any changes in general conditions in any industry or industries in which such Person and its Subsidiaries and Associates operate; (iii) any changes after the date hereof in U.S. GAAP or the interpretation thereof; (iv) any changes after the date hereof in applicable law or the interpretation thereof; (v) any failure, in and of itself, by such Person or any of its Subsidiaries or Associates to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that this clause (v) shall not preclude a Party from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (vi) the execution and delivery of this Agreement or the consummation of the Transactions, or the public announcement of the pendency of this Agreement or the Transactions (it being understood and agreed that this clause (vi) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of this Agreement or the consummation of the Transactions or the public announcement of the pendency of this Agreement or the Transactions); (vii) any action taken or omission by such Person pursuant to the written request of a Party; or (viii) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war, epidemic, pandemic or disease outbreak (including the COVID-19 virus), except in the case of each of clauses (i), (ii), (iii), (iv) or (viii), to the extent that any such event, circumstance, development, change, occurrence or effect has a disproportionate adverse effect on the Person its Subsidiaries and Associates, taken as a whole, relative to the adverse effect such event, circumstance, development, change, occurrence or effect has on other companies operating in in any industry or industries in which such Person and its Subsidiaries and Associates materially engages.

“Merger” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the preamble.

“MGCL” has the meaning set forth in the recitals.

“Minimum Condition” has the meaning set forth in Section 2.1(a)(i).

“NYSE American” means the NYSE American exchange.

“Offer” has the meaning set forth in the recitals.

“Offer to Exchange” has the meaning set forth in Section 2.1(a).

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“Outside Date” means November 30, 2021.

“Party” or “Parties” has the meaning set forth in the preamble.

“Permits” shall have the meaning set forth in Section 4.8(b).

“Permitted Liens” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due or that is being contested in good faith by appropriate proceedings, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business consistent with past practice, (iii) is specifically disclosed on the most recent consolidated balance sheet of Belpointe REIT or the notes thereto included in Belpointe REIT’s SEC Documents as of the date hereof, (iv) which, individually or in the aggregate together with all other Liens under this clause (iv), is not material in amount and would not reasonably be expected to materially interfere with the ordinary conduct of the business of a Party and its Subsidiaries and Associates, as currently conducted, or materially impair the use, occupancy, value or marketability of the applicable property, (v) which is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements, (vi) which is imposed on the underlying fee interest in real property subject to a real property lease, and (vii) that arises as a result of a non-exclusive license or other non-exclusive grant of rights under intellectual property to use products and services.

“Person” means an individual, corporation, limited liability company, partnership (whether general or limited), joint venture, trust, estate, unincorporated organization, association (including any group, organization, co-tenancy, plan, board, council or committee), custodian, nominee, Governmental Entity or any other individual or entity (or series thereof) in its own or any representative capacity.

“Preferred Stock” has the meaning set forth in Section 4.2(a).

“PREP Manager” means Belpointe PREP Manager, LLC, a Delaware limited liability company.

“Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, grievances, audits, investigations, examinations or other proceedings, in each case, by or before any Governmental Entity.

“QOZB Sale” has the meaning set forth in the recitals.

“REIT Manager” means Belpointe REIT Manager, LLC, a Delaware limited liability company.

“Regulation A Offering” has the meaning set forth in Section 4.2(a).

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 4.5(a).

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute, and the rules or regulations promulgated thereunder.

“Sponsor” means Belpointe, LLC, a Connecticut limited liability company.

“Subsidiary” means, with respect to any Person, any other Person in which such specified Person, directly or indirectly through one or more Affiliates or otherwise, beneficially owns more than 50% of either the ownership interest (determined by equity or economic interests) in, or the voting control of, such Person.

“Superior Proposal” means a bona fide, written Acquisition Proposal (with all references to 15% in the definition of Acquisition Proposal being deemed to be references to 50% and clauses (i)(b), (ii)(b) and (iii)(b)(2) being disregarded) by a third party, which the Belpointe REIT Board determines in good faith by a majority vote, after consultation with outside legal counsel and financial advisors and taking into account all of the terms and conditions of such Acquisition Proposal (including the identity of the Person making the Acquisition Proposal and the expected timing and likelihood of consummation, and all other financial, regulatory, legal and other aspects of such Acquisition Proposal, and any changes to the terms of this Agreement proposed by Belpointe PREP pursuant to Section 6.2), to be more favorable to the Belpointe REIT Stockholders from a financial point of view than the Transactions.

“Surviving Entity” has the meaning set forth in Section 3.1.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including income,

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franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, additions to tax and any additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated Tax filing or declaration filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Transactions” means, as context may require, the transactions contemplated by this Agreement, including with respect to (i) Belpointe PREP, Merger Sub and Belpointe REIT, the Offer, (ii) Belpointe REIT, the QOZB Sale, and (iii) Belpointe PREP, Merger Sub and BREIT LLC, the Merger, and, in each case, any transactions related or incidental to, or in connection with, such Transactions.

“Units” has the meaning set forth in Section 5.2(a).

“U.S. GAAP” has the meaning set forth in Section 4.5(b).

“Willful Breach” means a deliberate action taken or deliberate failure to act that the breaching party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, cause a material breach of this Agreement.

Section 1.2                  Construction. The definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references herein to Articles and Sections shall be deemed to be references to Articles and Sections of this Agreement unless the context otherwise requires. All Annexes attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Annexes shall have the meanings ascribed to such terms in this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

Article II
THE OFFER

Section 2.1                  The Offer.

(a)                 Terms and Conditions of the Offer. Subject to the terms and conditions of this Agreement and provided that this Agreement shall not have been terminated pursuant to Article IX and that Belpointe REIT shall have complied with its obligations under Section 2.2, as promptly as practicable after the date hereof, Merger Sub shall (and Belpointe PREP shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer. In the Offer, each share of Common Stock accepted by Merger Sub in accordance with the terms and subject to the conditions of the Offer shall be exchanged for the right to receive the Consideration, subject to the other provisions of this Article II. The Offer shall be made by means of an offer to exchange (the “Offer to Exchange”) that is disseminated to holders of Common Stock pursuant to the Exchange Act and contains the terms and conditions set forth in this Agreement (including Annex A). Each of Belpointe PREP and Merger Sub shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions hereof (including Annex A). The obligation of Merger Sub to accept for exchange (and the obligation of Belpointe PREP to cause Merger Sub to accept for exchange) shares of Common Stock validly tendered pursuant to the Offer shall be subject only to:

(i)                        the condition that, prior to the expiration of the Offer, there have been validly tendered in accordance with the terms of the Offer a number of shares of Common Stock that, upon the consummation of the Offer, together with the shares of Common Stock then owned by Belpointe PREP and Merger Sub (if any), would represent at least a majority of the aggregate voting power of the shares of Common Stock

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outstanding immediately after the consummation of the Offer (the “Minimum Condition”)

(ii)                        the condition that Belpointe REIT shall have terminated its Regulation A Offering promptly upon the written request of Belpointe PREP made at any time following commencement of the Offer; and

(iii)                        the other conditions set forth in Annex A.

(b)                Waiver. Merger Sub expressly reserves the right to waive or modify any of the conditions to the Offer and to make any change in the terms of, or conditions to, the Offer; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, without the prior written consent of Belpointe REIT (which may be granted or withheld in its sole discretion), Merger Sub may not (and Belpointe PREP shall not permit Merger Sub to) (i) amend, modify or waive the Minimum Condition, or waive any of the conditions set forth in clauses (b), (c) or (d) of Annex A, or (ii) make any change in the terms of or conditions to the Offer that (A) changes the form of consideration, (B) decreases the consideration in the Offer, (C) extend the Offer, other than in a manner required or permitted by the provisions of Section 2.1(e), (D) imposes conditions to the Offer other than those set forth in Annex A, (E) amends or modifies (for the avoidance of doubts, waivers shall be governed by clause (i) above) any of the conditions set forth in Annex A, or (F) amend or modify any other term of or condition to the Offer in any manner that is adverse to the holders of Common Stock.

(c)                 Fractional Units. In the Offer a holder of Common Stock who would be entitled to a fraction of a Belpointe PREP Class A Unit will be issued a whole Belpointe PREP Class A Unit in lieu of such fraction of a Belpointe PREP Class A Unit.

(d)                Adjustments to Consideration. The Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock or Class A Units, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Common Stock or shares of Class A Units outstanding after the date hereof and prior to the Acceptance Time. Nothing in this Section 2.1(d) shall be construed to permit Belpointe REIT or Belpointe PREP to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(e)                    Expiration and Extension of the Offer.

(i)                        Unless the Offer is extended pursuant to and in accordance with this Agreement, the Offer shall expire at midnight, eastern standard time, on the date that is 20 Business Days (calculated in accordance with Section 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) after the date the Offer is first commenced. In the event that the Offer is extended pursuant to and in accordance with this Agreement, then the Offer shall expire on the date and at the time to which the Offer has been so extended.

(ii)                        Notwithstanding the provisions of Section 2.1(e)(i) or anything to the contrary set forth in this Agreement, unless Belpointe PREP receives the prior written consent of Belpointe REIT (which may be granted or withheld in its sole discretion):

(A)               Merger Sub shall (and Belpointe PREP shall cause Merger Sub to) extend the Offer for any period required by any law, or any rule, regulation, interpretation or position of the SEC or its staff, in any such case, which is applicable to the Offer, or to the extent necessary to resolve any comments of the SEC or its staff applicable to the Offer or Form S-4;

(B)               in the event that any of the conditions to the Offer (other than the Minimum Condition, and other than any such conditions that by their nature are to be satisfied at the expiration of the Offer) have not been satisfied or waived as of any then-scheduled expiration of the Offer, Merger Sub shall (and Belpointe PREP shall cause Merger Sub to) extend the Offer for successive extension periods of up to 10 Business Days each (or for such longer period as may be agreed by Belpointe PREP and Belpointe REIT) in order to permit the satisfaction or valid waiver of the conditions to the Offer (other than the Minimum Condition); and

(C)               if as of any then-scheduled expiration of the Offer each condition to the Offer (other than the Minimum Condition, and other than any such conditions that by their nature are to be satisfied at the expiration of the Offer (if such conditions would be satisfied or validly waived were the expiration of the Offer to occur at such time)) has been satisfied or waived and the Minimum Condition has not been satisfied, Merger Sub may, and, at the request in writing of Belpointe REIT, Merger Sub shall (and Belpointe PREP shall

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cause Merger Sub to), extend the Offer for successive extension periods of up to 10 Business Days each (with the length of each such period being determined in good faith by Belpointe PREP) or for such longer period as may be agreed by Belpointe PREP and Belpointe REIT; provided, however, that, notwithstanding anything to the contrary in this Agreement, any such extension shall not be deemed to impair, limit or otherwise restrict in any manner the right of the Parties to terminate this Agreement pursuant to the terms of Article IX.

(iii)                        Neither Belpointe PREP nor Merger Sub shall extend the Offer or provide a “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act in any manner other than in accordance with the provisions of Section 2.1(e)(ii) without the prior written consent of Belpointe REIT.

(iv)                        Neither Belpointe PREP nor Merger Sub shall terminate or withdraw the Offer prior to the then-scheduled expiration of the Offer unless this Agreement is validly terminated in accordance with Article IX, in which case Merger Sub shall (and Belpointe PREP shall cause Merger Sub to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one Business Day) after such termination of this Agreement.

(f)                  Exchange of Common Stock. On the terms of and subject to the conditions set forth in this Agreement and the Offer, Merger Sub shall (and Belpointe PREP shall cause Merger Sub to) accept for exchange, and exchange, all shares of Common Stock that are validly tendered pursuant to the Offer promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act) after the expiration of the Offer (as it may be extended in accordance with Section 2.1(e)(ii)) (or, at Belpointe PREP’s election, concurrently with the expiration of the Offer if all conditions to the Offer have been satisfied or waived) (such time of acceptance, the “Acceptance Time”). Without limiting the generality of the foregoing, Belpointe PREP shall provide or cause to be provided to Merger Sub on a timely basis the Class A Units necessary to exchange any shares of Common Stock that Merger Sub becomes obligated to exchange pursuant to the Offer; provided, however, that without the prior written consent of Belpointe REIT, Merger Sub shall not accept for exchange, or exchange, any shares of Common Stock if, as a result, Merger Sub would acquire less than the shares of Common Stock necessary to satisfy the Minimum Condition. The Consideration in the Offer payable in respect of each share of Common Stock validly tendered pursuant to the Offer shall be delivered promptly following the Acceptance Time.

(g)                Form S-4.

(i)                        As soon as practicable on the date the Offer is first commenced, Belpointe PREP shall file with the SEC a registration statement on Form S-4 to register under the Securities Act the offer and sale of Class A Units pursuant to the Offer and the Merger (together with all amendments, supplements and exhibits thereto, the “Form S-4”).

(ii)                        The Form S-4 may include a description of the determinations, approvals and recommendations of the Belpointe REIT Board set forth in Section 2.2(a) that relate to the Offer, unless the Belpointe REIT Board has effected a Change of Recommendation in accordance with Section 6.2. Each of Belpointe REIT and Belpointe PREP shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and Securities Act, and (C) keep the Form S-4, if declared effective by the SEC, effective for as long as necessary to complete the Merger. Belpointe REIT shall furnish in writing to Belpointe PREP and Merger Sub all information concerning the Belpointe REIT Group that is required by applicable law to be included in the Form S-4 so as to enable Belpointe PREP and Merger Sub to comply with their obligations under this Section 2.1(g). Each of the Parties shall promptly correct any information provided by it or any of its representatives for use in the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect. Belpointe PREP and Merger Sub shall take all steps necessary to cause the Form S-4, as so corrected, to be filed with the SEC and to be disseminated to the holders of Common Stock, in each case as and to the extent required by applicable law, or by the SEC or its staff. Belpointe PREP shall cause the Form S-4 to comply as to form in all material respects with requirements of applicable law. Belpointe PREP shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable state securities laws and the rules and regulations thereunder in connection with the issuance of the Class A Units in the Offer and the Merger, and Belpointe REIT shall furnish all information concerning the Belpointe REIT Group and the holders of the Common Stock as may be reasonably requested in connection with any such actions.

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Section 2.2                  Belpointe REIT Actions.

(a)                 Belpointe REIT Determinations, Approvals and Recommendations. Belpointe REIT hereby approves and consents to the Offer and represents and warrants to Belpointe PREP and Merger Sub that, at a meeting duly called and held prior to the date hereof, the Belpointe REIT Board has unanimously, upon the terms and subject to the conditions set forth herein (including the ability of the Belpointe REIT Board to effect a Change of Recommendation in accordance with the terms of Section 6.2):

(i)                        determined that the terms of the Transactions are fair to, and in the best interests of, Belpointe REIT and the Belpointe REIT Stockholders;

(ii)                        determined that it is in the best interests of Belpointe REIT and the Belpointe REIT Stockholders to enter into, and declared advisable, this Agreement;

(iii)                        approved the execution and delivery by Belpointe REIT of this Agreement, the performance by Belpointe REIT of its covenants and agreements contained herein and the consummation of the Transactions, upon the terms, and subject to the conditions, contained herein; and

(iv)                        resolved to make the Belpointe REIT Board Recommendation.

Section 2.3                  Belpointe REIT hereby approves and consents to the inclusion of the foregoing determinations and approvals and the Belpointe REIT Board Recommendation in the Form S-4 unless the Belpointe REIT Board has effected a Change of Recommendation in accordance with the terms of Section 6.2.

(a)                 Belpointe REIT Information. In connection with the Offer, Belpointe REIT shall, or shall cause its transfer agent to, promptly furnish Belpointe PREP and Merger Sub with such assistance and such information as Belpointe PREP or its agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of Common Stock, including a list, as of the most recent practicable date, of the Belpointe REIT Stockholders, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Common Stock, and lists of security positions of shares of Common Stock held in stock depositories (including lists of the Belpointe REIT Stockholders, mailing labels, listings or files of securities positions), and shall promptly furnish Belpointe PREP and Merger Sub with such additional information and assistance (including updated lists of the record and beneficial holders of shares of Common Stock, mailing labels and lists of security positions) as Belpointe PREP and Merger Sub or their representatives may reasonably request in order to communicate the Offer to the holders of Common Stock. Subject to applicable law, and except for such steps as are necessary to disseminate the Form S-4 and any other documents necessary to consummate the Transactions, Belpointe PREP and Merger Sub (and their respective agents) shall:

(i)                        hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions;

(ii)                        use such information only in connection with the Transactions; and

(iii)                        if this Agreement is terminated in accordance with Article IX, Belpointe PREP and Merger Sub shall as promptly as reasonably practicable return to Belpointe REIT or destroy all copies of such information then in their possession or control.

Article III
THE MERGER

Section 3.1                  The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DLLCA and the MGCL, at the Effective Time, BREIT LLC shall be merged with and into Merger Sub, whereupon the separate existence of BREIT LLC will cease, with Merger Sub surviving the Merger (the Merger Sub, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”), such that following the Merger, the Surviving Entity will be a direct wholly owned Subsidiary of Belpointe PREP OC, LLC, a Delaware limited liability company, a direct wholly owned Subsidiary of Belpointe PREP. The Merger shall have the effects provided in this Agreement and as specified in the DLLCA and MGCL. The Merger shall be governed by §18-209 of the DLLCA and §4A-702 of the MLLCA.

Section 3.2                  The Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, by exchange of documents and certificates (or by such other method as is mutually agreed upon by BREIT LLC and Belpointe PREP), as promptly as practicable following the Acceptance Time, QOZB Sale

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and Conversion, and in any case no later than the first Business Day after the satisfaction or, to the extent permitted by applicable law, waiver of the last of the conditions set forth in Section 8.1 to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions at the Closing), unless another date or place is agreed to in writing by BREIT LLC and Belpointe PREP. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the terms and conditions hereof, BREIT LLC, Belpointe PREP and Merger Sub shall take all necessary and appropriate actions to cause the Merger to become effective as promptly as practicable, without a meeting of the holders of BREIT Units (the “BREIT Unitholders”).

Section 3.3                  Effective Time. On the Closing Date, BREIT LLC, Belpointe PREP and Merger Sub shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DLLCA, shall cause articles of merger with respect to the Merger (“Articles of Merger”) to be duly executed and be filed with the Maryland Department of Assessments and Taxation as provided under the MLLCA and make any other filings, recordings or publications required to be made by BREIT LLC or Merger Sub under the DLLCA and the MLLCA in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware and the Articles of Merger is duly filed with the Maryland Department of Assessments and Taxation or on such other date and time as shall be agreed to by BREIT LLC and Merger Sub and specified in the Certificate of Merger and Articles of Merger (such date and time being hereinafter referred to as the “Effective Time”).

Section 3.4                  Conversion of BREIT Units. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of BREIT LLC or Merger Sub, subject to Section 2.1(a), each BREIT Unit issued and outstanding immediately prior to the Effective Time (other than Dissenting Units) shall be automatically converted into the right to receive the Consideration, subject to the provisions of this Article III. From and after the Effective Time, all such BREIT Units shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such BREIT Units shall cease to have any rights with respect thereto, except the right to receive the applicable portion of Consideration therefor in accordance with Section 3.6.

Section 3.5                  Dissenter’s Rights..

(a)                 Notwithstanding anything to the contrary set forth in this Agreement, BREIT Units issued and outstanding immediately prior to the Effective Time and held by a holder who has not tendered in the Offer and has properly exercised appraisal rights in respect of such BREIT Units in accordance with §4A-705 of the MLLCA (such BREIT Units being referred to collectively as the “Dissenting Units” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under the MLLCA with respect to such BREIT Units) shall not be converted into a right to receive the Consideration but instead shall be entitled to payment for such BREIT Units determined in accordance with §4A-705 of the MLLCA; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to §4A-705 of the MLLCA, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by §4A-705 of the MLLCA, such BREIT Units shall be treated as if they had been converted as of the Effective Time into the right to receive the Consideration in accordance with Section 3.4 upon surrender of such certificate formerly representing such BREIT Units or transfer of such Book-Entry Units, as the case may be.

(b)                BREIT LLC shall give prompt notice to Belpointe PREP of any demands received by BREIT LLC for appraisal of any BREIT Units, of any withdrawals of such demands and of any other instruments served pursuant to the MLLCA and received by BREIT LLC relating to 4A-705 of the MLLCA, and Belpointe PREP shall have the opportunity to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, BREIT LLC shall not, without the prior written consent of Belpointe PREP, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 3.6                  Delivery of Consideration.

(a)                 Exchange Agent. Prior to the Effective Time, Belpointe PREP shall designate an exchange agent reasonably acceptable to BREIT LLC (the “Exchange Agent”) and enter into an exchange agreement with the Exchange Agent for purposes of exchanging the BREIT Units for the Consideration in connection with the Merger. At or prior to the Effective Time, Belpointe PREP shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of the BREIT Units, evidence of Class A Units in

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book-entry form representing the Class A Units issuable for exchange pursuant to this Article III (such evidence of book-entry Class A Units, the “Exchange Fund”); provided that no such deposits shall be required to be made with respect to any Dissenting Units. The Exchange Agent shall make delivery of the Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose.

(b)                Procedures for Conversion. Any holder of BREIT Units represented in book-entry form (the “Book-Entry Units”) whose BREIT Units were converted pursuant to Section 3.4 into the right to receive the Consideration shall automatically upon the Effective Time be entitled to receive, and Belpointe PREP shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable after the Effective Time the applicable Consideration pursuant to the provisions of this Article III for each BREIT Unit formerly represented by such Book-Entry Units, and the Book-Entry Units so exchanged shall be forthwith cancelled. Payment of the Consideration with respect to Book-Entry Units shall only be made by notation on the Class A Unit register that the holder of Book-Entry Units now owns the applicable amount of Class A Units. The Exchange Agent shall provide notice of such conversion to the holder in whose name such Book-Entry Units were registered.

(c)                 No Further Ownership Rights in BREIT Units. At the Effective Time, the limited liability company interest transfer books of BREIT LLC shall be closed and thereafter there shall be no further registration of transfers of BREIT Units on the records of BREIT LLC.

(d)                Termination of Exchange Fund; No Liability. Following the first anniversary of the Effective Time, the Exchange Agent shall be deemed to not hold any Class A Units, and thereafter BREIT Unitholders shall be entitled to look only to Belpointe PREP (subject to abandoned property, escheat or similar laws) as general creditors thereof with respect to the applicable Consideration for Book-Entry Units. Notwithstanding the foregoing, none of the Parties, BREIT LLC, the Surviving Entity or the Exchange Agent shall be liable to any holder of Book-Entry Units for any Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 3.7                  Adjustment to Consideration. The Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any unit split, reverse unit split, unit dividend (including any dividend or distribution of securities convertible into BREIT Units or Class A Units, as applicable), reorganization, recapitalization, reclassification, combination, exchange of units or other like change with respect to the number of BREIT Units or Class A Units outstanding after the date hereof and prior to the Effective Time; provided, that nothing in sentence shall be construed to permit BREIT LLC or Belpointe PREP to take any action with respect to their securities that is otherwise prohibited by the terms of this Agreement.

Section 3.8                  Withholding. Each of the Belpointe PREP, Merger Sub, BREIT LLC, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement any amounts that are required to be withheld or deducted with respect to such payment under the Code, or any other applicable Tax law. To the extent that amounts are so deducted or withheld, and timely remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 3.9                  Fractional Class A Units. In the Merger a BREIT Unitholders who would be entitled to a fraction of a Class A Unit will be issued a whole Class A Unit in lieu of such fraction of a Class A Unit.

Section 3.10               Further Assurances. From and after the Effective Time, the officers and directors of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of the Belpointe REIT Group any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Belpointe REIT Group any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets of BREIT LLC acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.

Section 3.11               Governing Documents. At the Effective Time, the articles of organizational documents of Merger Sub shall be the governing documents of the Surviving Entity until thereafter changed or amended as provided therein or by applicable law.

Section 3.12               Officers and Directors of the Surviving Entity. The officers of BREIT LLC immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Entity. The manager of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the manager of the Surviving Entity.

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Article IV
REPRESENTATIONS AND WARRANTIES OF BELPOINTE REIT

Belpointe REIT hereby represents and warrants to Belpointe PREP as follows:

Section 4.1                  Qualification, Organization, Subsidiaries, etc.

(a)                 Each member of the Belpointe REIT Group is a legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each member of the Belpointe REIT Group is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, (i) has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the ability of Belpointe REIT to consummate the Transactions prior to the Outside Date. Belpointe REIT has made available to Belpointe PREP complete and accurate copies of the Belpointe REIT Governing Documents and the organizational or governing documents of each other member of the Belpointe REIT Group. The Belpointe REIT Governing Documents, and the organizational or governing documents of each other member of the Belpointe REIT Group, are in full force and effect and no member of the Belpointe REIT Group is not in violation thereof.

(b)                All of the issued and outstanding shares of capital stock of, or other equity interests in, each member of the Belpointe REIT Group have been validly issued, are fully paid, nonassessable and free and clear of all Liens, other than Permitted Liens.

Section 4.2                  Capitalization.

(a)                 The authorized capital stock of Belpointe REIT consists of 1,000,000,000 shares of stock, consisting of 900,000,000 shares of Common Stock, and 100,000,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”). As of April 19, 2021, (i)(A) 1,001,926 shares of Common Stock were issued and outstanding, all of which are held in book-entry form, (B) 188,197 additional shares of Common Stock available for future issuances pursuant to the Company’s continuous offering under Rule 251(d)(3) of Regulation A (the “Regulation A Offering”), (C) no shares of Common Stock were held in Belpointe REIT’s treasury, and (D) no shares of Common Stock were held by any other member of the Belpointe REIT Group, and (ii) no shares of Preferred Stock were issued or outstanding. All of the outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b)                Except as set forth in Section 4.2(a), no rights to acquire any capital stock or other equity interests of any member of the Belpointe REIT Group are outstanding, and there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments for the issuance of, or that correspond to, capital stock or other equity interests to which any member of the Belpointe REIT Group is a party obligating such member of the Belpointe REIT Group to (i) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of any member of the Belpointe REIT Group or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (iv) provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(c)                 No member of the Belpointe REIT Group has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Belpointe REIT Stockholders on any matter.

(d)                There are no voting trusts or other agreements, commitments or understandings to which or any member of the Belpointe REIT Group (or to Belpointe REIT’s Knowledge, a Belpointe REIT Stockholder) is a party with respect to the voting of the capital stock or other equity interests of a member of the Belpointe REIT Group.

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Section 4.3                  Corporate Authority.

(a)                 Belpointe REIT has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and consummation of the Transactions have been duly and validly authorized by the Belpointe REIT Board and no other corporate proceedings (pursuant to Belpointe REIT Governing Documents or otherwise) on the part of Belpointe REIT are necessary to authorize the consummation of, and to consummate, the Transactions. On or prior to the date hereof, the Belpointe REIT Board has unanimously (i) determined that the terms of the Transactions are fair to, and in the best interests of, Belpointe REIT and the Belpointe REIT Stockholders, (ii) determined that it is in the best interests of Belpointe REIT and the Belpointe REIT Stockholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by Belpointe REIT of this Agreement, the performance by Belpointe REIT of its covenants and agreements contained herein and the consummation of the Transactions upon the terms and subject to the conditions contained herein, and (iv) resolved to recommend that the Belpointe REIT Stockholders accept the Offer and tender their shares of Common Stock to Merger Sub pursuant to the Offer. None of the foregoing actions by the Belpointe REIT Board have been rescinded or modified in any way (unless such rescission or modification has been effected after the date hereof in accordance with the terms of Section 6.2).

(b)                Assuming the satisfaction of the Minimum Condition, no vote of the holders of Common Stock or other capital stock of Belpointe REIT is necessary to adopt this Agreement or consummate the QOZB Sale or Conversion under applicable law and Belpointe REIT Governing Documents.

(c)                 This Agreement has been duly and validly executed and delivered by Belpointe REIT and, assuming this Agreement constitutes the valid and binding agreement of Belpointe PREP and Merger Sub, constitutes the valid and binding agreement of Belpointe REIT, enforceable against Belpointe REIT in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally, and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.4                  Governmental Consents; No Violation.

(a)                 Other than in connection or in compliance with (i) the MGCL, MLLCA and DLLCA, (ii) the filing of the Form S-4 with the SEC and any amendments or supplements thereto and declaration of effectiveness of the Form S-4, (iii) the Securities Act, (iv) the Exchange Act, and (v) applicable state securities, takeover and “blue sky” laws, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable law, for the consummation by Belpointe REIT of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, (x) a Material Adverse Effect, or (y) a Material Adverse Effect on the ability of Belpointe REIT to consummate the Transactions prior to the Outside Date.

(b)                The execution and delivery by Belpointe REIT of this Agreement does not, and, assuming compliance with Section 4.4(a), the consummation of the Transactions and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any material Contract, or to Belpointe REIT’s Knowledge, any other Contract, binding upon any member of the Belpointe REIT Group or by or to which any of their respective properties, rights or assets are bound or subject or result in the creation of any Lien upon any of the properties, rights or assets of any member of the Belpointe REIT Group, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of (A) Belpointe REIT Governing Documents, or (B) the organizational documents of any other member of the Belpointe REIT Group, or (iii) conflict with or violate any laws applicable to any member of the Belpointe REIT Group or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii)(B) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that (A) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (B) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the ability of Belpointe REIT to consummate the Transactions prior to the Outside Date.

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Section 4.5                  SEC Reports and Financial Statements.

(a)                 Since February 11, 2019, Belpointe REIT has timely filed or furnished all forms, statements, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, documents and reports, the “SEC Documents”). As of their respective filing dates the SEC Documents (including amendments) complied in all material respects with the Securities Act and the applicable rules and regulations promulgated thereunder, and none of the SEC Documents have contained (or, with respect to the SEC Documents filed after the date hereof, will not contain) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No other member of the Belpointe REIT Group is required to file any forms, reports or other documents with the SEC.

(b)                The consolidated financial statements (including all related notes and schedules) of Belpointe REIT included in the SEC Documents when filed (i) complied in all material respects with the applicable accounting requirements, (ii) complied as to form with the other published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing, and (iii) fairly present in all material respects the consolidated financial position of the Belpointe REIT Group, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and to any other adjustment described therein permitted by the rules and regulations of the SEC) in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) applied on a consistent basis during the periods involved (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and to any other adjustment described therein permitted by the rules and regulations of the SEC).

Section 4.6                  No Undisclosed Liabilities. No member of the Belpointe REIT Group has any liabilities of any nature, whether or not accrued, contingent or otherwise, except (a) as expressly required or expressly contemplated by this Agreement, and (b) for liabilities which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect

Section 4.7                  Absence of Certain Changes or Events. From February 11, 2019 through the date hereof, there has not occurred any event, development, occurrence, or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.8                  Compliance with Law; Permits.

(a)                 Each member of the Belpointe REIT Group is and has been since the earlier of February 22, 2019 or its respective date of formation in compliance with and is not in default under or in violation of any laws applicable to such member of the Belpointe REIT Group or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                Each member of the Belpointe REIT Group is and has been since the earlier of February 22, 2019 or its respective date of formation in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity or pursuant to any applicable law (collectively, the “Permits”) necessary for such member of the Belpointe REIT Group to own, lease and operate its properties and assets or to carry on its businesses as now being conducted, except where the failure to have any of the Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all of the Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Permits and none of members of the Belpointe REIT Group have received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Permits.

Section 4.9                  Tax Matters.

(a)                 Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all members of the Belpointe REIT Group have timely filed (taking into account any extension of time within which to file) all Tax Returns that are required to be filed by or with respect to any of them and all such Tax Returns are true, correct and complete.

(b)                Except as would not, individually or in the aggregate, reasonably be expected to have a

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Material Adverse Effect, all members of the Belpointe REIT Group have timely paid all Taxes required to be paid by any of them.

(c)                 Belpointe REIT has made a valid qualified opportunity fund election effective with its fiscal year ended December 31, 2019.

Section 4.10               Litigation; Orders. As of the date hereof, there are no Proceedings pending or, to Belpointe REIT’s Knowledge, threatened against any member of the Belpointe REIT Group or any of their respective properties, rights or assets by or before any Governmental Entity that would reasonably be expected to be, individually or in the aggregate, material to the Belpointe REIT Group, taken as a whole. There are no orders, judgments or decrees of or settlement agreements with any Governmental Entity that would reasonably be expected to be, individually or in the aggregate, material to the Belpointe REIT Group, taken as a whole.

Section 4.11               Information Supplied. The information relating to the Belpointe REIT Group to be contained in the Form S-4 will not, at the time the Form S-4 is filed with the SEC, is declared effective by the SEC, is first mailed to the Belpointe REIT Stockholders or on the date that the Offer is consummated, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing provisions of this Section 4.11, no representation or warranty is made by Belpointe REIT with respect to information or statements made in the Form S-4, which information or statements were not supplied by or on behalf of the Belpointe REIT Group.

Article V
REPRESENTATIONS AND WARRANTIES OF BELPOINTE PREP AND THE PURCHASER

Belpointe PREP and Merger Sub represent and warrant to Belpointe REIT as set forth below.

Section 5.1                  Qualification, Organization, etc.

(a)Each of Belpointe PREP and Merger Sub is a legal entity duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Belpointe PREP and Merger Sub is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, (i) has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the ability of Belpointe PREP and Merger Sub to consummate the Transactions prior to the Outside Date. Belpointe PREP has made available to Belpointe REIT complete and accurate copies of the Belpointe PREP Governing Documents and the organizational documents of Merger Sub. The Belpointe PREP Governing Documents and the organizational documents of Merger Sub are in full force and effect and neither Belpointe PREP nor Merger Sub is in violation thereof.

(b)                All of the issued and outstanding limited liability company interests of Belpointe PREP and Merger Sub have been validly issued, are fully paid, nonassessable and free and clear of all Liens, other than Permitted Liens

Section 5.2                  Capitalization.

(a)                 Belpointe PREP may issue any number of units in different classes or series representing limited liability company interests in Belpointe PREP (the “Units”), and options, rights, warrants and appreciation rights relating to such Units, for any purpose at any time and from time to time to such Persons for such consideration (which may be cash, property, services or any other lawful consideration) or for no consideration and on such terms and conditions as the board of directors of Belpointe PREP may determine, all without the approval of the members of Belpointe PREP. As of April 19, 2021, (i)(A) 100 shares of Class A Units were deemed to be issued and outstanding and held by the Sponsor, (B) zero Class B Units were deemed to be issued and outstanding and held by the PREP Manager, and (C) zero Class M Unit was deemed to be issued and outstanding and held by the PREP Manager. All of the outstanding Units are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b)                Except for the Manager’s right to acquire 100,000 Class B Units and one Class M unit, no rights to acquire any equity interests of Belpointe PREP or Merger Sub are outstanding, and there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar

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rights, agreements or commitments for the issuance of, or that correspond to, equity interests to which Belpointe PREP or Merger Sub is a party obligating Belpointe PREP or Merger Sub to (i) issue, transfer or sell, or make any payment with respect to, any equity interests of Belpointe PREP or Merger Sub or securities convertible into, exchangeable for or exercisable for, or that correspond to, such equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, (iii) redeem or otherwise acquire any such equity interests, or (iv) provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(c)                 Neither Belpointe PREP nor Merger Sub has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the members of Belpointe PREP on any matter.

(d)                There are no voting trusts or other agreements, commitments or understandings to which Belpointe PREP or Merger Sub (or to Belpointe PREP’s Knowledge, a member of Belpointe PREP) is a party with respect to the voting of equity interests of Belpointe PREP or Merger Sub.

Section 5.3                  Corporate Authority.

(a)                 Belpointe PREP and Merger Sub have all requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary limited liability company action of Belpointe PREP and Merger Sub and no other limited liability company proceedings (pursuant to the Belpointe PREP Governing Documents or otherwise) on the part of Belpointe PREP or Merger Sub are necessary to authorize the consummation of, and to consummate, the Transactions, except, with respect to the Merger, for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of the Articles of Merger with the Maryland Department of Assessments and Taxation.

(b)                This Agreement has been duly and validly executed and delivered by Belpointe PREP and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of Belpointe REIT, constitutes the valid and binding agreement of Belpointe PREP and Merger Sub, enforceable against Belpointe PREP and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally, and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.4                  Governmental Consents; No Violation.

(a)                 Other than in connection with or in compliance with (i) the DLLCA and the MGCL, (ii) the filing of the Form S-4 with the SEC and any amendments or supplements thereto and declaration of effectiveness of the Form S-4, (iii) the Securities Act, (iv) the Exchange Act, and (v) applicable state securities, takeover and “blue sky” laws, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable law, for the consummation by Belpointe PREP and Merger Sub of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, (x) a Material Adverse Effect, or (y) a Material Adverse Effect on the ability of Belpointe PREP or Merger Sub to consummate the Transactions prior to the Outside Date.

(b)                The execution and delivery by Belpointe PREP and Merger Sub of this Agreement do not, and, except as described in Section 4.4(a), the consummation of the Transactions and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any material Contract binding upon Belpointe PREP or Merger Sub or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of Belpointe PREP or Merger Sub, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of (A) the Belpointe PREP Governing Documents, or (B) the organizational documents of Merger Sub, or (iii) conflict with or violate any laws applicable to Belpointe PREP or Merger Sub or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii)(B) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that (A) has not had and would not

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reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (B) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the ability of Belpointe PREP or Merger Sub to consummate the Transactions prior to the Outside Date.

Section 5.5                  No Undisclosed Liabilities. Neither Belpointe PREP nor any Belpointe PREP Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, except (a) as expressly required or expressly contemplated by this Agreement and (b) for liabilities which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

Section 5.6                  Absence of Certain Changes or Events. From January 24, 2020 through the date hereof, there has not occurred any event, development, occurrence, or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.7                  Compliance with Law; Permits.

(a)                 Belpointe PREP and Merger Sub are and have been since January 24, 2020 in compliance with and are not in default under or in violation of any laws applicable to Belpointe PREP, Merger Sub or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                Belpointe PREP and Merger Sub are and since January 24, 2020 have been in possession of all Permits necessary for Belpointe PREP and Merger Sub to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted, except where the failure to have any of the Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Permits and neither of Belpointe PREP nor Merger Sub has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Permits.

Section 5.8                  Litigation; Orders. As of the date hereof, there are no Proceedings pending or, to Belpointe PREP’s Knowledge, threatened against Belpointe PREP or Merger Sub or any of their respective properties, rights or assets by or before any Governmental Entity that would reasonably be expected to be, individually or in the aggregate, material to Belpointe PREP and Merger Sub, taken as a whole. There are no orders, judgments or decrees of or settlement agreements with any Governmental Entity, that would reasonably be expected to be, individually or in the aggregate, material to Belpointe PREP and Merger Sub, taken as a whole.

Section 5.9                  Information Supplied. The information relating to Belpointe PREP and Merger Sub to be contained in the Form S-4 will not, at the time the Form S-4 is filed with the SEC, is declared effective by the SEC, is first mailed to the Belpointe REIT Stockholders or on the date that the Offer is consummated, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Form S-4 will comply in all material respects as to form with the requirements of both the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 5.9, no representation or warranty is made by Belpointe PREP or Merger Sub with respect to information or statements made in the Form S-4, which information or statements were not supplied by or on behalf of Belpointe PREP or Merger Sub.

Section 5.10               Valid Issuance. The Class A Units to be issued to the Belpointe REIT Stockholders and BREIT Unitholders when issued as provided in and pursuant to the terms of this Agreement will be duly authorized and validly issued, fully paid and nonassessable, and (other than restrictions under applicable securities laws, or restrictions created by such Belpointe REIT Stockholder or BREIT Unitholders) will be free of restrictions on transfer.

Section 5.11               Stock Ownership. Neither Belpointe PREP nor or Merger Sub directly or indirectly owns as of the date hereof, and at all times from the date of their formation through the date hereof, neither Belpointe PREP or any Belpointe PREP Subsidiary has owned, beneficially or otherwise, any shares of Common Stock.

Section 5.12               No Activity. Since its date of formation, Merger Sub has engaged in any activities other than in connection with this Agreement and the Transactions.

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Article VI
COVENANTS OF BELPOINTE REIT

Section 6.1                  Conduct of Business by Belpointe REIT Pending the Closing. From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as specifically permitted or required by this Agreement, as required by applicable law or as consented to in writing by Belpointe PREP, Belpointe REIT shall, and shall cause each member of the Belpointe REIT Group to, conduct its business in all material respects in the ordinary course of business consistent with past practice and use commercially reasonable efforts to (i) preserve intact its and their present business organizations, goodwill and ongoing businesses, (ii) keep available the services of its and their present officers and other key personnel, and (iii) preserve its and their present relationships with Persons with whom it and they have material business relations.

Section 6.2                  Solicitation by Belpointe REIT.

(a)                 From and after the date hereof until the earlier of the Acceptance Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, Belpointe REIT agrees that it shall not, and shall cause any member of the Belpointe REIT Group and their respective representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or facilitate (including by way of providing information or taking any other action) any inquiry, proposal or offer or the making, submission or announcement of any inquiry, proposal or offer which constitutes or would be reasonably expected to lead to an Acquisition Proposal; (ii) participate in any negotiations regarding, or furnish to any person any nonpublic information relating to the Belpointe REIT Group in connection with an actual or potential Acquisition Proposal; (iii) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any Acquisition Proposal; (iv) withdraw, change, amend, modify or qualify, or otherwise propose to withdraw, change, amend, modify or qualify, in a manner adverse to Belpointe PREP, the Belpointe REIT Board Recommendation or commit or agree to take any such action; (v) if an Acquisition Proposal has been publicly disclosed, fail to publicly recommend against any such Acquisition Proposal within 10 Business Days after the public disclosure of such Acquisition Proposal (or subsequently withdraw, change, amend, modify or qualify, in a manner adverse to Belpointe PREP, such rejection of such Acquisition Proposal) and reaffirm the Belpointe REIT Board Recommendation within such 10 Business Day period (or, with respect to any material amendments, revisions or changes to the terms of any such previously publicly disclosed Acquisition Proposal that are publicly disclosed within the last five Business Days prior to the then-scheduled expiration of the Offer, fail to take the actions referred to in this clause (v), with references to the applicable 10 Business Day period being replaced with three Business Days); (vi) approve, or authorize, or cause or permit any member of the Belpointe REIT Group to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document relating to, or any other agreement or commitment providing for, any Acquisition Proposal (other than a confidentiality agreement entered into in accordance with Section 6.2(b)) (an “Acquisition Agreement”); or (vii) commit or agree to do any of the foregoing (any act described in clauses (iii), (iv), (v), (vi), (vii) and (vii) (to the extent related to the foregoing clauses (iii), (iv), (v), (vi) or (vii)), a “Change of Recommendation”).

(b)                Notwithstanding the limitations set forth in Section 6.2(a), if Belpointe REIT receives, prior to the Acceptance Time, a bona fide written Acquisition Proposal that did not result from a breach of this Section 6.2, which the Belpointe REIT Board determines in good faith (i) after consultation with outside legal counsel and financial advisors constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal, and (ii) after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable law, then Belpointe REIT may take the following actions: (x) furnish nonpublic information with respect to the Belpointe REIT Group to the Person making such Acquisition Proposal (and its representatives), if, and only if, prior to so furnishing such information, Belpointe REIT receives from such Person an executed confidentiality agreement and Belpointe REIT also provides Belpointe PREP, prior to or substantially concurrently with the time such information is provided or made available to such Person, any non-public information furnished to such other Person that was not previously furnished to Belpointe PREP, and (y) engage in discussions or negotiations with such Person with respect to such Acquisition Proposal (and its representatives).

(c)                 Belpointe REIT shall promptly (and in any event within 24 hours) notify Belpointe PREP of the receipt by any member of the Belpointe REIT Group or any of their respective representatives of any Acquisition Proposal or any proposals, inquiries or requests that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry or request for nonpublic information relating to the Belpointe REIT Group by

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any Person who has made or could reasonably be expected to make any Acquisition Proposal. Such notice shall indicate the identity of the Person making the Acquisition Proposal, proposal, inquiry or request, and the material terms and conditions of any such Acquisition Proposal, proposal, inquiry or request or the nature of the information requested pursuant to such inquiry or request, including unredacted copies of all Acquisition Proposals, proposals, inquiries or requests, including any proposed agreements received by the Belpointe REIT Group or, if such Acquisition Proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof.

(d)                Notwithstanding anything in this Section 6.2 to the contrary, but subject to Section 6.2(e), at any time prior to the Acceptance Time, the Belpointe REIT Board may (i) make a Change of Recommendation (solely of the type contemplated by Section 6.2(a)(iv) or Section 6.2(a)(vi)) in response to an Intervening Event if the Belpointe REIT Board has determined in good faith after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable law, or (ii) make a Change of Recommendation and cause Belpointe REIT to terminate this Agreement pursuant to and in accordance with Section 9.1(g) in order to enter into a definitive agreement providing for an Acquisition Proposal (that did not result from a breach of this Section 6.2), which the Belpointe REIT Board determines in good faith after consultation with outside legal counsel and financial advisors is a Superior Proposal, but only if the Belpointe REIT Board has determined in good faith after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable law; provided that notwithstanding anything to the contrary herein, no member of the Belpointe REIT Group shall enter into any Acquisition Agreement unless this Agreement has been terminated in accordance with Section 9.1(g).

(e)                 Prior to any member of the Belpointe REIT Group taking any action permitted (i) under Section 6.2(d)(i), Belpointe REIT shall (a) provide Belpointe PREP with four Business Days’ prior written notice advising Belpointe PREP that the Belpointe REIT Board intends to effect a Change of Recommendation and specifying, in reasonable detail, the reasons therefor, (b) during such four Business Day period, cause its representatives to be available to negotiate in good faith any proposal by Belpointe PREP to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Change of Recommendation, and (c) at the end of such four Business Day period, cause the Belpointe REIT Board to again make the determination under Section 6.2(d)(i) (in good faith and taking into account any amendments proposed by Belpointe PREP), or (ii) under Section 6.2(d)(ii), Belpointe REIT shall (a) provide Belpointe PREP with four Business Days’ prior written notice advising Belpointe PREP that the Belpointe REIT Board intends to take such action and specifying, in reasonable detail, the material terms and conditions of the Acquisition Proposal, including a copy of any proposed definitive documentation, (b) during such four Business Day period, cause its representatives to be available to negotiate in good faith any proposal by Belpointe PREP to amend the terms and conditions of this Agreement in a manner such that the Acquisition Proposal would no longer constitute a Superior Proposal, and (c) at the end of such four Business Day period, cause the Belpointe REIT Board to again make the determination under Section 6.2(d)(ii) (in good faith taking into account any amendments proposed by Belpointe PREP). With respect to Section 6.2(e)(ii), if there are any material amendments, revisions or changes to the terms of any such Acquisition Proposal (including any revision to the amount, form or mix of consideration the Belpointe REIT Stockholders would receive as a result of the Acquisition Proposal), Belpointe REIT shall comply again with Section 6.2(e)(ii).

(f)                  Nothing in this Agreement shall prohibit Belpointe REIT or the Belpointe REIT Board from disclosing to the Belpointe REIT Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or any similar statement in response to any publicly disclosed Acquisition Proposal; provided that any such statement also includes an express reaffirmation of the Belpointe REIT Board Recommendation. For the avoidance of doubt, this Section 6.2(f) shall not permit the Belpointe REIT Board to make (or otherwise modify the definition of) a Change of Recommendation except to the extent expressly permitted by Section 6.2(d) and Section 6.2(e).

Article VII
ADDITIONAL AGREEMENTS

Section 7.1                  Access; Confidentiality; Notice of Certain Events.

(a)                 From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, to the extent permitted by applicable law, the Belpointe REIT Group shall (i) afford Belpointe PREP and its representatives reasonable access, during normal business hours and upon reasonable advance notice, to the Belpointe REIT Group’s offices, properties, Contracts, personnel, books and records, and (ii) furnish reasonably promptly to Belpointe PREP all information (financial or

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otherwise) concerning its business, properties and personnel available to, or prepared by, any member of the Belpointe REIT Group in the normal course of its business as Belpointe PREP may reasonably request.

(b)                Each of the Parties will hold, and will cause its representatives, Subsidiaries, Affiliates and Associates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.1, in confidence.

(c)                 Each of the Parties shall give prompt notice to the other Parties, (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (ii) of any legal proceeding commenced or, to such Party’s knowledge, threatened against such Party or any of its Subsidiaries, Affiliates or Associates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, Affiliates or Associates, in each case in connection with, arising out of or otherwise relating to the Transactions, and (iii) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries, Affiliates or Associates that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 7.1(c) shall not cure any breach of any representation or warranty hereunder or otherwise limit or affect the remedies available hereunder to any Party.

Section 7.2                  Reasonable Best Efforts..

(a)                 Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the Transactions as soon as practicable after the date hereof, including, without limitation, (i) preparing and filing or otherwise providing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable from any third party or Governmental Entity in order to consummate the Transactions, and (ii) taking all steps as may be necessary, subject to the limitations in this Section 7.2, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. Notwithstanding anything to the contrary in this Agreement, no member of the Belpointe REIT Group may, without the prior written consent of Belpointe PREP, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (x) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of any member of the Belpointe REIT Group, (y) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of any member of the Belpointe REIT Group in any manner, or (z) impose any restriction, requirement or limitation on the operation of the business or portion of the business of any member of the Belpointe REIT Group.

(b)                In connection with and without limiting the foregoing, each of the Parties shall give any notices to third parties required under Contracts, and each of the Parties shall use, and cause each of their respective Subsidiaries, Affiliates and Associates to use, its reasonable best efforts to obtain any contractual third party consents that are necessary, proper or advisable to consummate the Transactions. Notwithstanding anything to the contrary herein, none of the Parties or any of their respective Subsidiaries, Affiliates or Associates shall be required to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), to obtain such third party consents (except, in the case of Belpointe REIT, if requested by Belpointe PREP and either (i) reimbursed or indemnified for by Belpointe PREP, or (ii) conditioned upon the occurrence of the Acceptance Time).

Section 7.3                  Publicity. So long as this Agreement is in effect, none of the Parties shall issue or cause the publication of any press release or other public announcement or disclosure with respect to the Transactions or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable law to issue or cause the publication of such press release or other public announcement or disclosure with respect to the Transactions or this Agreement, in which event such Party shall provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement or disclosure in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto.

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Section 7.4                  Indemnification.

(a)                 For not less than six years from and after the Effective Time, Belpointe PREP shall, and shall cause the Surviving Entity to, indemnify and hold harmless all past and present directors and officers of the members of the Belpointe REIT Group, the Sponsor, the REIT Manager, and their respective Affiliates, including their respective past and present directors, officers, equity holders, partners and employees (each an “Indemnified Party” and, collectively, the “Indemnified Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses prior to the final disposition of any actual or threatened claim, action, investigation, suit or proceeding to each Indemnified Party to the fullest extent permitted by applicable law and the Belpointe REIT Agreements; provided that such Indemnified Party undertakes to reimburse any funds advanced if a court of competent jurisdiction finds in a final, nonappealable judgment that such Indemnified Party was not entitled to indemnification under this Section 7.4), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such Indemnified Party’s performance of its duties to, at the request of or for the benefit of the members of the Belpointe REIT Group, to the fullest extent permitted by applicable law and the Belpointe REIT Agreements or the organizational documents of the applicable member of the Belpointe REIT Group or any other agreements with such Indemnified Parties providing for indemnification that are in existence on the date of this Agreement. The Parties agree that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in the Belpointe REIT Agreements or the organizational documents of the applicable member of the Belpointe REIT Group or any other agreements with such Indemnified Parties providing for indemnification that are in existence on the date of this Agreement shall survive the Merger and shall continue in full force and effect in accordance with the terms thereof. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies the Surviving Entity on or prior to the sixth anniversary of the Effective Time of a matter in respect of which such Indemnified Party intends in good faith to seek indemnification pursuant to this Section 7.4, the provisions of this Section 7.4 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(b)                In the event Belpointe PREP or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and, in each such case, proper provision shall be made so that the successors and assigns of Belpointe PREP or the Surviving Entity, as the case may be, shall assume the obligations set forth in this Section 7.4. The rights and obligations under this Section 7.4 shall survive consummation of the Offer and the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party. The Parties acknowledge and agree that the Indemnified Parties shall be third party beneficiaries of this Section 7.4, each of whom may enforce the provisions thereof.

Section 7.5                  Obligations of Merger Sub. Belpointe PREP shall take all action necessary to cause Merger Sub and the Surviving Entity to perform their respective obligations under this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement.

Section 7.6                  Stockholder Litigation. Belpointe REIT shall provide Belpointe PREP prompt notice of any litigation brought by any stockholder of Belpointe REIT against any member of the Belpointe REIT Group, the Sponsor, the REIT Manager, or any of their respective Affiliates, including their respective directors, officers, equity holders, partners and employees relating to the Transactions or this Agreement, and shall keep Belpointe PREP informed on a prompt and timely basis with respect to the status thereof. Belpointe REIT shall give Belpointe PREP the opportunity to participate (at Belpointe PREP’s expense) in the defense or settlement of any such litigation and reasonably cooperate with Belpointe PREP in conducting the defense or settlement of such litigation, and no such settlement shall be agreed without Belpointe PREP’s prior written consent, which consent shall not be unreasonably withheld or delayed, except that Belpointe PREP shall not be obligated to consent to any settlement which does not include a full release of Belpointe PREP and its Associates and Affiliates or which imposes an injunction or other equitable relief after the Effective Time upon Belpointe PREP or any of its Associates or Affiliates. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 7.6 and Section 6.1 or Section 7.2, the provisions of this Section 7.6 shall control.

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Section 7.7                  Stock Exchange Listing. Belpointe PREP shall use its reasonable best efforts to cause the Class A Units to be issued in the Offer and the Merger to be approved for listing on the NYSE American.

Article VIII
CONDITIONS TO CONSUMMATION OF THE MERGER

Section 8.1                  Conditions to Obligation to Effect the Merger. The respective obligations of Belpointe PREP, Merger Sub and BREIT LLC to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the other parties, as the case may be, to the extent permitted by applicable law:

(a)                 Purchase of Shares of Common Stock. Merger Sub shall have accepted for exchange all of the shares of Common Stock validly tendered pursuant to the Offer.

(b)                No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any, or (ii) issued or granted any orders or injunctions (whether temporary, preliminary or permanent), in each case that is in effect as of immediately prior to the Effective Time and which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger.

(c)                 Effective Registration Statement. The Form S-4 shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceeding for such purpose shall be pending.

(d)                Termination of Regulation A Offering. Belpointe REIT shall have terminated its offering under Regulation A of the Securities Act within one business day of having received written notice requesting such termination from Belpointe PREP.

(e)                 Consummation of QOZB Sale. Belpointe REIT shall have consummated the QOZB Sale.

(f)                  Consummation of Conversion. Belpointe REIT shall have consummated the Conversion.

Article IX
TERMINATION

Section 9.1                  Termination. This Agreement may be terminated, and the Transactions may be abandoned, at any time before the Acceptance Time, as follows (with any termination by Belpointe PREP also being an effective termination by Merger Sub):

(a)                 by mutual written consent of Belpointe PREP and Belpointe REIT;

(b)                by Belpointe REIT, in the event that (i) no member of the Belpointe REIT Group is then in material breach of this Agreement, and (ii) (A) Belpointe PREP or Merger Sub have breached, failed to perform or violated in any material respect their respective covenants or agreements under this Agreement, or (B) any of the representations and warranties of Belpointe PREP or Merger Sub set forth in this Agreement have become inaccurate, which inaccuracy would reasonably be expected to have a Material Adverse Effect on the ability of Belpointe PREP or Merger Sub to consummate the Transactions prior to the Outside Date, and in each of clauses (A) and (B) such breach, failure to perform, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by Belpointe PREP or Merger Sub, as applicable, before the earlier of (x) the Business Day immediately prior to the Outside Date, and (y) the 30th calendar day following receipt of written notice from Belpointe REIT of such breach, failure to perform, violation or inaccuracy;

(c)                 by Belpointe PREP, in the event that (i) neither Belpointe PREP nor Merger Sub is then in material breach of this Agreement, and (ii) (A) a member of the Belpointe REIT Group has breached, failed to perform or violated its covenants or agreements under this Agreement, or (B) any of the representations and warranties of the members of the Belpointe REIT Group set forth in this Agreement shall have become inaccurate, in either case of clauses (A) or (B) in a manner that would give rise to the right of Belpointe PREP and Merger Sub not to accept for exchange and exchange any shares of Common Stock pursuant to clause (d)(i) or (d)(ii) of Annex A (assuming the expiration of the Offer as of such time) and such breach, failure to perform, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by the Belpointe REIT Group before the earlier of (x) the Business Day immediately prior to the Outside Date, and (y) the 30th calendar day following receipt of written notice from Belpointe PREP of such breach, failure to perform,

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violation or inaccuracy;

(d)                by either Belpointe PREP or Belpointe REIT (i) if the Offer shall have terminated or expired in accordance with its terms (subject to the rights and obligations of Belpointe PREP or Merger Sub to extend the Offer pursuant to Section 2.1(e)(ii)) without Merger Sub having accepted for exchange any shares of Common Stock pursuant to the Offer; provided that the right to terminate this Agreement pursuant to this Section 9.1(d)(i) shall not be available to Belpointe PREP if Belpointe PREP or Merger Sub shall have failed to comply in any material respect with its obligations under Section 2.1(e)(ii), or (ii) if the Acceptance Time has not occurred on or before the Outside Date; provided that (x) if, on the Outside Date, all of the conditions to the Offer, other than the conditions set forth in clauses (b) and (c) of Annex A and those conditions to the Offer that by their nature are to be satisfied at the expiration of the Offer (if such conditions (other than the Minimum Condition) would be satisfied or validly waived were the expiration of the Offer to occur at such time), shall have been satisfied or waived, then the Outside Date shall automatically be extended for all purposes hereunder by a period of two months, and (y) the right to terminate this Agreement pursuant to this Section 9.1(d)(ii) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been a proximate cause of the failure to close contemplated hereby and such action or failure to act constitutes a material breach of this Agreement;

(e)                 by Belpointe PREP, if, prior to the Acceptance Time, (i) the Belpointe REIT Board shall have effected a Change of Recommendation, or (ii) Belpointe REIT has materially breached Section 6.2;

(f)                  by either Belpointe REIT or Belpointe PREP if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions; or

(g)                by Belpointe REIT in order to effect a Change of Recommendation and substantially concurrently enter into a definitive agreement providing for a Superior Proposal; provided that Belpointe REIT has complied in all material respects with the terms of Section 6.2(e)(ii) and the last sentence of Section 6.2(e).

Section 9.2                  Effect of Termination.

In the event of the valid termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Belpointe PREP, Merger Sub or Belpointe REIT, except that this Section 9.2, Section 10.1 and Section 10.4 through Section 10.12 shall survive such termination; provided that nothing herein shall relieve any Party from liability for fraud or Willful Breach of this Agreement prior to such termination.

Article X
MISCELLANEOUS

Section 10.1               Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including e-mail transmission, so long as a receipt of such e-mail is requested and received) and shall be given:

if to Belpointe PREP or Merger Sub, to:

Belpointe PREP, LLC
255 Glenville Road
Greenwich, Connecticut 06831
Attn: Brandon E. Lacoff, Chief Executive Officer

if to Belpointe REIT, to:

Belpointe REIT, Inc.
255 Glenville Road
Greenwich, Connecticut 06831
Attn: Brandon E. Lacoff, Chief Executive Officer

or to such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of

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receipt.

Section 10.2               Survival. The representations, warranties, covenants and agreements contained in this Agreement or in any certificate, schedule, instrument or other document delivered pursuant hereto shall not survive the Effective Time, except for the covenants and agreements set forth in Article II, Article III, Section 7.4 and this Article X and any covenants or agreements of the Parties which by their terms contemplate performance after the Effective Time.

Section 10.3               Amendment and Modification; Waiver.

(a)                 Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective.

(b)                No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

Section 10.4               Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses, except that expenses incurred with the filing fee for and printing and mailing of the Form S-4 shall be shared equally by Belpointe PREP and Belpointe REIT.

Section 10.5               SEC Filings. The Parties agree that in no event shall any disclosure contained in any part of any document filed with or furnished to the SEC by Belpointe REIT, including, without limitation, any “Risk Factors,” “Forward-Looking Statements,” “Cautionary Statement Regarding Forward-Looking Statements” or any other disclosures that are cautionary, predictive or forward-looking in nature, be deemed to be an exception to (or a disclosure for purposes of) any of the representations and warranties of any Party contained in this Agreement.

Section 10.6               Counterparts. This Agreement may be executed in any number of counterparts, including by e-mail with .pdf attachments, each of which shall be original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed and delivered (by e-mail or otherwise) by all of the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 10.7               Entire Agreement. This Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof.

Section 10.8               Binding Effect; Third-Party Beneficiaries; Assignment.

(a)                 The provisions of this Agreement shall be binding upon and shall inure solely to the benefit of the Parties hereto and BREIT LLC, except for (i) following the Effective Time, the right of BREIT Unitholders to receive the applicable portion of Consideration in respect of their BREIT Units pursuant to Section 3.4, and (ii) the right of Indemnified Parties to enforce the provisions of Section 7.4.

(b)                No Party may assign, delegate or otherwise transfer (by operation of law or otherwise) any of its rights or obligations under this Agreement without the prior written consent of each other Party hereto, except that (i) Belpointe REIT shall assign its rights and obligations under this Agreement to BREIT LLC upon consummation of the Conversion, (ii) Belpointe PREP may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to any Person after the Closing, and (iii) Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to any other Subsidiary of BREIT LLC; provided that such transfer or assignment shall not relieve Belpointe PREP or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other Party hereto or due to Belpointe PREP or Merger Sub. Any assignment in contravention of the preceding sentence shall be null and void ab initio.

Section 10.9               Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of

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the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any Party. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.10            Governing law; Jurisdiction.

(a)                 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the law of any other state.

(b)                Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, or, if (and only if) such court finds it lacks jurisdiction, the state courts of New York located in the borough of Manhattan, City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the Transactions or matters contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the United States District Court for the Southern District of New York, or, if (and only if) such court finds it lacks jurisdiction, the state courts of New York located in the borough of Manhattan, City of New York, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the United States District Court for the Southern District of New York, or, if (and only if) such court finds it lacks jurisdiction, the state courts of New York located in the borough of Manhattan, City of New York, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 10.3(b) in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable law.

Section 10.11            Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS OR MATTERS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (c) IT MAKES SUCH WAIVERS VOLUNTARILY AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.11.

Section 10.12            Specific Performance. The Parties acknowledge and agree that irreparable harm would occur and that the Parties would not have any adequate remedy at law (even if monetary damages were available) (a) for any breach of the provisions of this Agreement, or (b) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that, except where this Agreement is terminated in accordance with Article IX, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement in the courts referred to in Section 10.10(b), without proof of actual damages, and each Party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The Parties further agree that (x) by seeking the remedies provided for in this Section 10.12, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement monetary damages, and (y) nothing contained in this Section 10.12 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 10.12 before exercising any termination right

25

under Article IX or pursuing damages nor shall the commencement of any action pursuant to this Section 10.12 or anything contained in this Section 10.12 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article IX or pursue any other remedies under this Agreement that may be available then or thereafter. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the Parties otherwise have an adequate remedy at law.

[Intentionally left blank.

Signature page follow.]

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IN WITNESS WHEREOF, Belpointe PREP, Merger Sub and Belpointe REIT have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

BELPOINTE PREP, LLC,
By: Belpointe PREP Manager, LLC, its manager

By: /s/ Brandon E. Lacoff
Name: Brandon E. Lacoff
Title: Manager

BREIT Merger, LLC,
By: Belpointe PREP, LLC, its manager

By: /s/ Brandon E. Lacoff
Name: Brandon E. Lacoff
Title: Chief Executive Officer

BELPOINTE REIT, INC.,
By: Belpointe REIT Manager, LLC, its manager

By: /s/ Brandon E. Lacoff
Name: Brandon E. Lacoff
Title: Manager

27

Annex A

Conditions to the Offer

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Belpointe PREP’s and Merger Sub’s rights to extend, amend or terminate the Offer in accordance with the provisions of the Agreement and Plan of Merger, dated as of April 21, 2021 (the “Agreement”), by and among Belpointe PREP, LLC, a Delaware limited liability company (“Belpointe PREP”), BREIT Merger, LLC, a Delaware limited liability company and a wholly owned direct subsidiary of Belpointe PREP (“Merger Sub”), and Belpointe REIT, Inc., a Maryland corporation (“Belpointe REIT”) (capitalized terms used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement), and applicable law, and in addition to (and not in limitation of) the obligations of Merger Sub to extend the Offer pursuant to the terms and conditions of the Agreement and applicable law, neither Belpointe PREP nor Merger Sub shall be required to accept for exchange or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act), exchange any shares of Common Stock that are validly tendered in the Offer prior to the expiration of the Offer in the event that, at any expiration of the Offer:

(a)                 the Minimum Condition has not been satisfied;

(b)                any Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any law that is in effect as of immediately prior to the expiration of the Offer, or (ii) issued or granted any orders or injunctions (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the expiration of the Offer, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(c)                 the Form S-4 shall not have become effective under the Securities Act or shall be the subject of any stop order or proceeding seeking a stop order;

(d)                the listing of the Class A Units to be issued in the Offer on the NYSE American;

(e)                 Belpointe REIT shall not have terminated the Regulation A Offering within one Business Day of having received written notice requesting such termination from Belpointe PREP; or

(f)                  any of the following shall have occurred and continue to exist as of immediately prior to the expiration of the Offer:

(i)                  (A) the representations and warranties of the Belpointe REIT Group set forth in Section 4.1 and Section 4.3 shall not be true and correct in all material respects as of the date hereof or shall not be true and correct in all material respects as of the expiration of the Offer as though made on and as of the expiration of the Offer (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (B) the representations and warranties of the Belpointe REIT Group set forth in Section 4.2 shall not be true and correct other than for de minimis inaccuracies as of the date hereof or shall not be true and correct other than for de minimis inaccuracies as of the expiration of the Offer as though made on and as of the expiration of the Offer (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); or (C) the other representations and warranties of the Belpointe REIT Group set forth in this Agreement (without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) shall not be true and correct as of the date hereof or shall not be true and correct as of the expiration of the Offer as though made on and as of the expiration of the Offer (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (C), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ii)                the members of the Belpointe REIT Group shall not have performed or complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by them under the Agreement at or prior to the expiration of the Offer;

(iii)              a Material Adverse Effect shall have occurred since the date of the Agreement and be continuing; or

(iv)               the Agreement shall have been terminated in accordance with its terms.

Except as expressly set forth in the Agreement, the foregoing conditions are for the sole benefit of Belpointe PREP and Merger Sub, may be asserted by Belpointe PREP or Merger Sub regardless of the circumstances giving rise to any such conditions, and may be waived by Belpointe PREP or Merger Sub in whole or in part at any time and from time to time in their sole and absolute discretion (except for the Minimum Condition), in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC. The failure by Belpointe PREP or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

A-1

Annex B

§4A-705 OF THE MARYLAND LIMITED LIABILITY COMPANY ACT

§4A-705 Objector, nature of rights.

(a)                 Unless otherwise agreed, a member of a limited liability company objecting to a merger of the limited liability company has the same rights with respect to the member’s membership interest in the limited liability company as a stockholder of a Maryland corporation who objects to a merger of the corporation has with respect to the stockholder’s stock under Title 3, Subtitle 2 of this article.

(b)                The procedures under Title 3, Subtitle 2 of this article shall be applicable to the extent practicable.

B-1

§3-201 ET SEQ. OF THE MARYLAND GENERAL CORPORATION LAW

§3-201 Definitions

(a)                 In this subtitle the following words have the meanings indicated.

(b)                “Affiliate” has the meaning stated in §3-601 of this title.

(c)                 “Associate” has the meaning stated in §3-601 of this title.

(d)                “Beneficial owner,” when used with respect to any voting stock, means a person that:

(1)                Individually or with any of its affiliates or associates, beneficially owns voting stock, directly or indirectly;

(2)                Individually or with any of its affiliates or associates, has:

(i)                        The right to acquire voting stock (whether the right is exercisable immediately or within 60 days after the date on which beneficial ownership is determined), in accordance with any agreement, arrangement, or understanding, on the exercise of conversion rights, exchange rights, warrants, or options, or otherwise; or

(ii)                        Except solely by virtue of a revocable proxy, the right to vote voting stock in accordance with any agreement, arrangement, or understanding; or

(3)                Except solely by virtue of a revocable proxy, has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of voting stock with any other person that beneficially owns, or the affiliates or associates of which beneficially own, directly or indirectly, the voting stock

(e)                 “Executive officer” means a corporation’s president, any vice president in charge of a principal business unit, division, or function, such as sales, administration, or finance, any other person who performs a policy making function for the corporation, or any executive officer of a subsidiary of the corporation who performs a policy making function for the corporation.

(f)

(1)                “Successor,” except when used with respect to a share exchange, includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

(2)                “Successor,” when used with respect to a share exchange, means the corporation the stock of which was acquired in the share exchange.

(g)                “Voting stock” has the meaning stated in §3-601 of this title.

§3-202. Fair value, right to from successors

(a)                 Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder’s stock from the successor if:

(1)                The corporation consolidates or merges with another corporation;

(2)                The stockholder’s stock is to be acquired in a share exchange;

(3)                The corporation transfers its assets in a manner requiring action under §3-105(e) of this title;

(4)                The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved by the charter of the corporation;

(5)                The transaction is governed by §3-602 of this title or exempted by §3-603(b) of this title; or

(6)                The corporation is converted in accordance with §3-901 of this title.

(b)

(1)                Fair value is determined as of the close of business:

(i)                        With respect to a merger under §3-106 or §3-106.1 of this title, on the day notice is given or waived under §3-106 or §3-106.1 of this title; or

(ii)                        With respect to any other transaction, on the day the stockholders voted on the transaction objected to

(2)                Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

B-2

(3)                In any transaction governed by §3-602 of this title or exempted by §3-603(b) of this title, fair value shall be value determined in accordance with the requirements of §3-603(b) of this title.

(c)                 Unless the transaction is governed by §3-602 of this title or is exempted by §3-603(b) of this title, a stockholder may not demand the fair value of the stockholder’s stock and is bound by the terms of the transaction if:

(1)                Except as provided in subsection (d) of this section, any shares of the class or series of the stock are listed on a national securities exchange:

(i)                        With respect to a merger under §3-106 or §3-106.1 of this title, on the date notice is given or waived under §3-106 or §3-106.1 of this title; or

(ii)                        With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

(2)                The stock is that of the successor in a merger, unless:

(i)                        The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

(ii)                        The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;

(3)                The stock is not entitled, other than solely because of §3-106 or §3-106.1 of this title, to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;

(4)                The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle; or

(5)                The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 1 and the value placed on the stock in the transaction is its net asset value.

(d)                With respect to a merger, consolidation, or share exchange, a stockholder of a Maryland corporation who otherwise would be bound by the terms of the transaction under subsection (c)(1) of this section may demand the fair value of the stockholder’s stock if:

(1)                In the transaction, stock of the corporation is required to be converted into or exchanged for anything of value except:

(i)                        Stock of the corporation surviving or resulting from the merger, consolidation, or share exchange, stock of any other corporation, or depositary receipts for any stock described in this item;

(ii)                        Cash in lieu of fractional shares of stock or fractional depositary receipts described in item (i) of this item; or

(iii)                        Any combination of the stock, depositary receipts, and cash in lieu of fractional shares or fractional depositary receipts described in items (i) and (ii) of this item;

(2)                The directors and executive officers of the corporation were the beneficial owners, in the aggregate, of 5 percent or more of the outstanding voting stock of the corporation at any time within the 1-year period ending on:

(i)                        The day the stockholders voted on the transaction objected to; or

(ii)                        With respect to a merger under §3-106 or §3-106.1 of this title, the effective date of the merger; and

(3)                Unless the stock is held in accordance with a compensatory plan or arrangement approved by the board of directors of the corporation and the treatment of the stock in the transaction is approved by the board of directors of the corporation, any stock held by persons described in item (2) of this subsection, as part of or in connection with the transaction and within the 1-year period described in item (2) of this subsection, will be or was converted into or exchanged for stock of a person, or an affiliate of a person, who is a party to the transaction on terms that are not available to all holders of stock of the same class or series.

(e)                 If directors or executive officers of the corporation are beneficial owners of stock in accordance with §3-201(d)(2)(i) of this subtitle, the stock is considered outstanding for purposes of determining beneficial ownership by a person under subsection (d)(2) of this section.

B-3

§3-203. Duties of objecting stockholders

(a)                 A stockholder of a corporation who desires to receive payment of the fair value of the stockholder’s stock under this subtitle:

(1)                Shall file with the corporation a written objection to the proposed transaction:

(i)                        With respect to a merger under §3-106 or §3-106.1 of this title, within 30 days after notice is given or waived under §3-106 or §3-106.1 of this title; or

(ii)                        With respect to any other transaction, at or before the stockholders’ meeting at which the transaction will be considered or, in the case of action taken under §2-505(b) of this article, within 10 days after the corporation gives the notice required by §2-505(b) of this article;

(2)                May not vote in favor of the transaction; and

(3)                Shall make a written demand on the successor for payment for the stockholder’s stock, stating the number and class of shares for which the stockholder demands payment:

(i)                        Within 20 days after the Department accepts the articles for record; or

(ii)                        Within 20 days after consummation of the transfer or transaction with respect to:

1.                   A transfer of assets in a manner requiring stockholder approval under §3-105 of this title; or

2.                   A transaction that is governed by §3-603(b) of this title or exempted by §3-603(b) of this title, for which no articles are required to be filed with the Department.

(b)                A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

§3-204. Effect of demand

A stockholder who demands payment for his stock under this subtitle:

(1)                Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under §3-202 of this subtitle; and

(2)                Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

§3-205. Consent to demand withdrawal

A demand for payment may be withdrawn only with the consent of the successor.

§3-206. Restoration of stockholder rights

(a)                 The rights of a stockholder who demands payment are restored in full, if:

(1)                The demand for payment is withdrawn;

(2)                A petition for an appraisal is not filed within the time required by this subtitle;

(3)                A court determines that the stockholder is not entitled to relief; or

(4)                The transaction objected to is abandoned or rescinded.

(b)                The restoration of a stockholder’s rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

§3-207. Successor’s duty, notice and offer

(a)

(1)                The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

(2)                The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

(i)                        A balance sheet as of a date not more than six months before the date of the offer;

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(ii)                        A profit and loss statement for the 12 months ending on the date of the balance sheet; and

(iii)                        Any other information the successor considers pertinent.

(b)                The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

§3-208. Petition for appraisal

(a)                 Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

(b)

(1)                If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

(2)                Two or more objecting stockholders may join or be joined in an appraisal proceeding.

§3-209. Submission of certificate for notation

(a)                 At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

(b)                If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

§3-210. Report of appraisers

(a)                 If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

(b)                Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

(c)                 The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

(d)

(1)                On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

(2)                Within 15 days after the report is filed, any party may object to it and request a hearing.

§3-211. Court order upon appraisers report

(a)                 The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

(1)                Confirms, modifies, or rejects it; and

(2)                If appropriate, sets the time for payment to the stockholder.

(b)

(1)                If the appraisers’ report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

(2)                If the appraisers’ report is rejected, the court may:

(i)                        Determine the fair value of the stock and enter judgment for the stockholder; or

(ii)                        Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

(c)

(1)                Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under §3-202 of this subtitle.

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(2)                The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under §3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i)                        The price which the successor offered for the stock;

(ii)                        The financial statements and other information furnished to the stockholder; and

(iii)                        Any other circumstances it considers relevant.

(d)

(1)                The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under §3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i)                        The price which the successor offered for the stock;

(ii)                        The financial statements and other information furnished to the stockholder; and

(iii)                        Any other circumstances it considers relevant.

(2)                Costs may not include attorney’s fees or expenses. The reasonable fees and expenses of experts may be included only if:

(i)                        The successor did not make an offer for the stock under §3-207 of this subtitle; or

(ii)                        The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

(e)                 The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

§3-212. Surrender of stock to successor

The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

(1)                The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

(2)                Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

§3-213. Rights of successor

(a)                 A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under §3-202 of this subtitle.

(b)                After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

(c)                 Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

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